EXECUTION VERSION

ROYALTY AGREEMENT

This ROYALTY AGREEMENT, dated as of August 24, 2012 (as amended, supplemented or otherwise modified from time to time, this “Royalty Agreement”), is made by and between ROS Acquisition Offshore LP, a Cayman Islands Exempted Limited Partnership (together with its Affiliates, successors, transferees and assignees, “ROS”), and Bacterin International, Inc., a Nevada corporation (“Bacterin”). ROS and Bacterin are sometimes referred to herein individually as a “Party” and collectively as the “Parties;”.

WITNESSETH :

WHEREAS, ROS and Bacterin have entered into that certain Credit Agreement, dated as of the date hereof (as subsequently amended or otherwise modified, the “Credit Agreement”); and

WHEREAS, the execution and delivery of this Royalty Agreement is a condition precedent to the making of the Initial Loan pursuant to the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce ROS to make the Loans pursuant to the Credit Agreement, the Parties hereto agree as follows.

Article I.
DEFINITIONS

Section 1.1           Certain Terms. The following terms (whether or not underscored) when used in this Royalty Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Applicable Amount” has the meaning set forth in the definition of “Purchase Price”.

“Applicable Period” has the meaning set forth in the definition of “Purchase Price”.

“Bacterin” has the meaning set forth in the preamble hereto.

“Buy-Out Notice” has the meaning set forth in Section 2.6.

“Buy-Out Option” has the meaning set forth in Section 2.6.

“Confidential Information” means any and all information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Closing Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party pursuant to this Royalty Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto.

“Contract” means any contract, license, indenture, instrument or agreement.

“Contract Counterparty” means any party (other than Bacterin or any of its Affiliates) to any Related Agreement.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Default Rate” means the rate of interest applicable to Loans under Section 3.5 of the Credit Agreement.

“Disclosing Party” means the Party disclosing Confidential Information.

“Judgment” means any judgment, injunction, order or decree.

“Law” means any law, statute, rule, regulation or ordinance of any Governmental Authority that may be in effect from time to time.

“Net Sales” means, with respect to each Product, the gross invoiced amount on sales of, and distribution income, stocking orders, transfer payments and other consideration received in respect of, such Product in any Territory by Bacterin, any of its Affiliates, any Related Party or any Sublicensee to or from, respectively, Third Parties after deduction of: (i) normal and customary trade, quantity or prompt settlement discounts (including chargebacks, shelf stock adjustments and allowances) with respect to customers actually allowed; (ii) amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions; (iii) rebates and similar payments actually made with respect to sales paid for by Federal or state Medicaid, Medicare or similar programs in the Territory; and (iv) excise taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of such Product (to the extent included in the gross invoiced amount), in each case as calculated (x) in a manner consistent with Bacterin’s customary practice for its products and (y) consistent with GAAP. Net Sales with respect to sales of such Product that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of such Product during the applicable period without regard to such non-arm’s length or non-cash sales.

“Party” and “Parties” have the meanings set forth in the preamble hereto.

“Payments” means the Royalty Payments, the payment of the Purchase Price and any other payments to be made by Bacterin to ROS hereunder.

“Purchase Price” has the meaning set forth on Schedule 1.1 hereto.

“Put Notice” has the meaning set forth in Section 5.2.

“Put Option” has the meaning set forth in Section 5.2.

“Receiving Party” means the Party receiving Confidential Information.

“Recipients” has the meaning set forth in Section 7.1.

“Recovered Amount” means, as of the time the Purchase Price is paid pursuant to Section 2.6 hereof, the aggregate amount of (i) all Royalty Payments previously paid to ROS by Bacterin pursuant to Section 2.1 as of the Fiscal Quarter last ended, and (ii) all principal payments made on the Loans, together with all interest accrued and paid thereon, as of the date the Purchase Price is paid (including payments made on such date).

“Related Agreement” means any existing or future Contract entered into before or during the Royalty Term by Bacterin or any of its Affiliates (i) relating, directly or indirectly, to any Product or any Intellectual Property or (ii) that could reasonably be expected to affect, directly or indirectly, the value of the Royalty Payments.

“Related Party” means any Affiliate of Bacterin.

“Royalty Agreement” has the meaning set forth in the preamble hereto.

“Royalty Event of Default” has the meaning set forth in Section 5.1.

“ROS” has the meaning set forth in the preamble hereto.

“Royalty Payment” has the meaning set forth in Section 2.1(b).

“Royalty Report” has the meaning set forth in Section 2.1(c).

“Royalty Term” means the period commencing on the Closing Date and ending on the earlier of (i) the tenth anniversary of the Closing Date and (ii) the date of payment of the Purchase Price pursuant to the exercise of the Put Option by ROS or the exercise of the Buy-Out Option by Bacterin, as the case may be.

“Sublicense Agreement” has the meaning set forth in Section 2.5(a).

“Sublicensee” means any party (other than Bacterin or any of its Affiliates) to any Sublicense Agreement.

“Term” has the meaning set forth in Section 6.1.

“Territory” means all of the countries and territories of the world.

“Third Party” means any Person, other than Bacterin or any of its Affiliates.

Section 1.2           Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Royalty Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement. In the event that the Credit Agreement terminates (in accordance with its terms or otherwise) prior to the expiration of the Term, terms used herein and defined in the Credit Agreement (as in effect immediately prior to such termination) shall continue to be used herein without regard to such earlier termination of the Credit Agreement (as if such agreement remained in full force and effect).

Article II.
ROYALTY PROVISIONS

Section 2.1           Royalty Payments.

(a)          Bacterin shall pay to ROS, in respect of each Fiscal Year (or portion of a Fiscal Year, in the case of the first Fiscal Year and last Fiscal Year of the Royalty Term) during the Royalty Term, a royalty amount equal to the sum of (i) 1.75% of the aggregate Net Sales of all Products during such Fiscal Year (or portion of a Fiscal Year, as the case may be) up to $45,000,000 of such Net Sales, plus (ii) 1.0% of the aggregate Net Sales of all Products during such Fiscal Year (or portion of a Fiscal Year, as the case may be) in excess of $45,000,000.

(b)          Amounts payable pursuant to Section 2.1(a) shall be calculated quarterly as of the last day of each Fiscal Quarter during the Royalty Term, and shall be payable by Bacterin to ROS within 45 days after the end of each such Fiscal Quarter, except that the payment for the last Fiscal Quarter of each Fiscal Year shall be payable within 90 days after the end of such Fiscal Year (each such payment, a “Royalty Payment”). The first Royalty Payment shall be determined based on Net Sales for the entire Fiscal Quarter in which the Closing Date occurs, and the last Royalty Payment (other than in the case of the Royalty Term ending on the date of payment of the Purchase Price pursuant to the exercise of the Put Option by ROS or the exercise of the Buy-Out Option by Bacterin) shall be determined based on Net Sales for the entire Fiscal Quarter in which the last day of the Royalty Term occurs. Royalty Payments shall first be determined in the currency of the country in which the corresponding Net Sales occurred and then converted to its equivalent in U.S. Dollars. The rates of exchange for such payments shall be the average rate for U.S. Dollars, as quoted by JPMorgan Chase in New York City, at the close of business on the last day of the Fiscal Quarter in which such Net Sales occurred.

(c)          Together with each Royalty Payment, Bacterin shall deliver a written report to ROS showing with respect to each Product (on a product-by-product, country-by-country and seller-by-seller basis) (i) Net Sales for such Product in such country and by such seller for the applicable Fiscal Quarter, including line items for any deductions to the gross invoiced amount made pursuant to the definition of Net Sales, and (ii) the calculation (in reasonable detail) of the Royalty Payment owed (including any applicable exchange rates used) and paid for such Fiscal Quarter (each, a “Royalty Report”). Each delivery of a Royalty Report hereunder shall also be deemed to constitute a representation and warranty by Bacterin that such Royalty Report is true, correct and complete in all material respects.

Section 2.2           General Provisions as to Payments. All amounts payable to ROS under this Royalty Agreement (including the Payments) shall be (i) made without set-off or counterclaim of any kind or nature whatsoever, (ii) made in U.S. Dollars and in immediately available funds and (iii) remitted by wire transfer to such bank account as shall have been designated by ROS in writing from time to time. Any Payments or other amounts due to ROS under this Royalty Agreement that are not made on or before the applicable due date shall bear interest, payable on demand (and compounded monthly), for each day from (and including) the applicable due date to (but excluding) the date of the payment thereof, at a rate per annum equal to the Default Rate.

Section 2.3           Taxes. The Parties hereby covenant and agree that, with respect to any Non-Excluded Taxes payable on any Payments payable to ROS under this Royalty Agreement, Section 4.3 of the Credit Agreement shall apply and is hereby incorporated herein by reference as if set forth herein in its entirety; provided that references in such Section 4.3 to the “Borrower” shall be deemed to mean Bacterin, references to the “Lender” shall be deemed to mean ROS, and references to the Credit Agreement shall be deemed to mean this Royalty Agreement.

Section 2.4           Records and Audit. Bacterin shall keep and maintain at its chief executive office in the United States complete and accurate records (on a seller-by-seller, product-by-product, country-by-country basis) of all sales, Net Sales, and deductions to arrive at Net Sales until the latest of (i) five years after the period to which such records relate, (ii) the expiration of the applicable tax statute of limitations, and (iii) such longer period as applicable Law requires. ROS shall have the right once per Fiscal Quarter during the Royalty Term and for a period of one year thereafter, at ROS’ expense (except as set forth below), to investigate and audit such records, upon reasonable notice, during regular business hours (and may, if it so chooses, retain an independent accountant to conduct such investigation and audit). Bacterin shall, and shall cause its Affiliates to, cooperate fully and completely with such investigation and audit (and the Persons conducting such investigation and audit), and all results of any investigation and audit under this Section 2.4 (and any associated underlying data and information) shall be made available to both Bacterin and ROS. If such investigation and audit reveals an underpayment, Bacterin shall remit such underpayment to ROS no later than 30 days after the completion of such investigation and audit. If the underpayment with respect to any Fiscal Quarter that is included as a part of such investigation and audit is equal to or greater than five percent (5%) of the amount that was otherwise due under the terms and conditions of this Royalty Agreement with respect to such Fiscal Quarter, Bacterin shall pay all of the costs incurred by ROS in connection with such investigation and audit. If the audit reveals an overpayment, ROS shall remit such overpayment to Bacterin no later than 30 days after the completion of such investigation and audit.

Section 2.5           Related Agreements; Sublicense Agreements; Access to Records.

(a)          Bacterin shall provide ROS, upon request, with true, correct and complete copies of (i) each Related Agreement (including all amendments and supplements thereto) and (ii) each Contract (including all amendments and supplements thereto) (1)(x) relating, directly or indirectly, to any Product or any Intellectual Property or (y) that could reasonably be expected to affect, directly or indirectly, in any material respect the value of the Royalty Payments and (2) that involves rights relating to any Product or any Intellectual Property that were originally obtained, directly or indirectly, from Bacterin (or any Affiliate of Bacterin) (a “Sublicense Agreement”).

(b)          Bacterin shall, shall cause its Affiliates to, and shall use commercially reasonable efforts to cause each Contract Counterparty and Sublicensee to, (i) furnish ROS with any Related Agreement or Sublicense Agreement required to be furnished pursuant to Section 2.5(a), (ii) keep and maintain at its respective chief executive office complete and accurate records (on a seller-by-seller, product-by-product and country-by-country basis) of all sales, Net Sales, and deductions to arrive at Net Sales effected by such Person until the latest of (x) five years after the period to which such records relate, (y) the expiration of the applicable tax statute of limitations and (z) such longer period as applicable Law requires, and (iii) provide ROS with access to such records to verify and audit the Net Sales attributable to Bacterin or such Affiliate, Related Party or Sublicensee in accordance with the audit and inspection process described in Section 2.4.

Section 2.6           Buy-Out Option. At any time after the Closing Date, Bacterin shall have the right, exercisable in its sole discretion (the “Buy-Out Option”), to purchase from ROS all (but not less than all) of its rights to the remaining Royalty Payments that will become due pursuant to Section 2.1. The amount payable by Bacterin to ROS in respect of the Buy-Out Option shall be the Purchase Price. If Bacterin elects to exercise its Buy-Out Option, it shall so notify ROS in writing (the “Buy-Out Notice”). Delivery of a Buy-Out Notice (and exercise of the Buy-Out Option) shall be irrevocable. Upon receipt of a Buy-Out Notice, ROS shall promptly (and, in any event, within three Business Days) advise Bacterin of the Purchase Price, which Purchase Price shall be conclusive absent manifest error. Bacterin shall, on the fifth Business Day following ROS’ receipt of such Buy-Out Notice, (i) purchase from ROS all (but not less than all) of its rights to the remaining Royalty Payments that will become due pursuant to Section 2.1, and (ii) repay in full all outstanding principal of the Loans and all other monetary Obligations, together with all accrued but unpaid interest and fees thereon or in respect thereof, if any. The payment of the Purchase Price shall be made by wire transfer of immediately available funds to an account designated by ROS. Repayment of principal, interest or fees shall be made in accordance with the applicable terms of the Credit Agreement. Any term or provision hereof to the contrary notwithstanding, Bacterin shall only have the right to exercise the Buy-Out Option if, prior to or simultaneously with the payment of the Purchase Price, Bacterin shall have repaid in full in cash the entire principal amount of the Loans, together with all accrued and unpaid interest thereon, and all outstanding fees, expenses and other monetary Obligations, if any, payable under the Credit Agreement, this Royalty Agreement or any other Loan Document.

Article III.
REPRESENTATIONS AND WARRANTIES

Bacterin hereby represents and warrants to ROS as of the Closing Date as follows:

Section 3.1           Credit Agreement Representations and Warranties. The representations and warranties of the Borrower contained in Article VI of the Credit Agreement are true and correct in all material respects, each such representation and warranty set forth in such Article and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Royalty Agreement by this reference as though specifically set forth in this Article.

Section 3.2           Enforceability. Bacterin has the power and authority and the legal right to enter into this Royalty Agreement and perform its obligations hereunder and has taken all necessary action on its part required to authorize the execution and delivery of this Royalty Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of Bacterin, constitutes a legal, valid and binding obligation of Bacterin and is enforceable against Bacterin in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

Section 3.3           Compliance with Laws and Related Agreements. None of Holdings, Bacterin or any of the Subsidiaries is in violation in any material respect of, or under investigation with respect to any material violation of, and none of Holdings, Bacterin or any of the Subsidiaries has been threatened to be charged with the violation in any material respect of, or been given notice of any material violation of, any Law or Judgment applicable to such Person. None of Holdings, Bacterin or any of the Subsidiaries has breached or defaulted under any provision of any Related Agreement in any material respect, and, to the knowledge of Bacterin, no Contract Counterparty has breached or defaulted under any provision of any Related Agreement in any material respect. To the knowledge of Bacterin, no event has occurred that, upon notice or passage of time or both, could reasonably be expected to give rise to any material breach or termination of or default under any Related Agreement by any party thereto.

Article IV.
COVENANTS

Bacterin covenants and agrees with ROS that throughout the Term Bacterin will, and will cause Holdings and each of the Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 4.1           Credit Agreement Covenants. Bacterin covenants and agrees that, throughout the Term, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in Articles VII and VIII of the Credit Agreement as they may relate to or otherwise affect the execution, delivery or performance of this Royalty Agreement by the Borrower, each such agreement, covenant and obligation contained in such Articles of the Credit Agreement, and all other terms of the Credit Agreement to which reference is made in such Articles, together with all related definitions and ancillary provisions, being hereby incorporated into this Royalty Agreement by reference as though specifically set forth herein. In the event that the Credit Agreement terminates (in accordance with its terms or otherwise) prior to the expiration of the Term, such agreements, covenants and obligations so incorporated by reference herein shall continue to be in full force and effect in this Royalty Agreement, without regard to such earlier termination of the Credit Agreement (as if such agreement remained in full force and effect).

Section 4.2           Maintenance of Existence; Licenses; Compliance with Laws and Related Agreements. Holdings, Bacterin and each of the Subsidiaries shall (i) preserve and keep in full force and effect its existence, (ii) preserve and maintain all rights, privileges, Permits and franchises necessary or desirable in the normal conduct of its business, (iii) comply in all material respects with all Laws and Judgments applicable to it, and (iv) not breach any Related Agreement to which such Person is a party in any respect material to the interests of ROS hereunder.

Section 4.3           Maintenance of Patents. Holdings, Bacterin and each of the Subsidiaries shall prosecute and maintain, at its own expense, each Patent included in the Intellectual Property, unless the failure to prosecute and maintain such Patent could not reasonably be expected to adversely affect the value of the Royalty Payments.

Section 4.4           Enforcement of Intellectual Property. Bacterin shall promptly inform ROS of any suspected infringement by a Third Party of any Intellectual Property that could reasonably be expected to adversely affect in any material respect the value of the Royalty Payments. Bacterin shall provide to ROS a copy of any written notice of any such suspected infringement of Intellectual Property delivered or received by Bacterin or any of its Affiliates as soon as practicable and in any event not less than five Business Days following such delivery or receipt.

Section 4.5           Challenges to Intellectual Property. Bacterin shall promptly inform ROS of any challenge to the Intellectual Property that could reasonably be expected to adversely affect in any material respect the value of the Royalty Payments. Bacterin shall provide to ROS a copy of any written notice of any such challenge to the Intellectual Property received by Bacterin or any of its Affiliates as soon as practicable and in any event not less than five Business Days following such receipt.

Section 4.6           Performance of Related Agreements. Bacterin shall not, and shall not permit any of its Affiliates to, (i) breach any Related Agreement in any respect material to the interests of ROS or (ii) fail to use all its reasonable efforts to cure any such material breach by Bacterin or any of its Affiliates of any Related Agreement.

Section 4.7           Related Agreements and Sublicense Agreements. Promptly, and in any event within five Business Days, following Bacterin becoming aware of, or coming to believe in good faith that there has been, a material breach of (i) any Related Agreement by a Contract Counterparty or (ii) any Sublicense Agreement by a Third Party, in each case that could reasonably be expected to adversely affect in any material respect the value of the Royalty Payments, Bacterin shall provide notice of such breach to ROS. In addition, Bacterin shall provide to ROS a copy of any written notice of any such breach or alleged breach of any Related Agreement or any Sublicense Agreement delivered or received by Bacterin or any of its Affiliates as soon as practicable and in any event not less than five Business Days following such delivery or receipt.

Section 4.8           Diligence. Bacterin shall, shall cause each of its Affiliates to, and shall use commercially reasonable efforts to cause any Contract Counterparties and Sublicensees to, use its respective best efforts to diligently make (or have made), market and sell the Products.

Section 4.9           Further Assurances; Information. Bacterin shall, shall cause each of its Affiliates to, and shall use commercially reasonable efforts to cause any Contract Counterparties and Sublicensees to, at Bacterin’s expense, furnish, execute and deliver such additional documents, certificates, instruments, and statements, provide such additional data and information, and perform such additional acts, in each case, as may be reasonably requested by ROS in connection with, or in furtherance of, any of the provisions of this Royalty Agreement.

Article V.
EVENTS OF DEFAULT; REMEDIES

Section 5.1           Events of Default. The occurrence of any of the following events shall constitute a “Royalty Event of Default” under this Royalty Agreement:

(a)          Bacterin shall default in the payment (i) of any Royalty Payment when due hereunder or (ii) any other payment when due hereunder, and in the case of clause (ii) such default shall continue for a period of two Business Days after such amount was due.

(b)          Any representation or warranty of Bacterin contained or incorporated by reference herein, or in any other instrument, document, certificate, report or statement executed and delivered in connection herewith (including any Royalty Report or any representation or warranty incorporated by reference herein), shall at any time prove to have been incorrect in any material respect when made.

(c)          Any Event of Default (as defined under the Credit Agreement) shall have occurred under Section 9.1.1, Section 9.1.7, Section 9.1.8, Section 9.1.9, Section 9.1.11 or Section 9.1.12 of the Credit Agreement.

Section 5.2           Put Option. Upon the occurrence of, and during the continuation of, any Royalty Event of Default, in addition to any other rights and remedies available to ROS under this Royalty Agreement, any other Loan Document or otherwise, ROS shall have the right (at its option) to require Bacterin to purchase from ROS all of its rights to the remaining Royalty Payments that will become due pursuant to Section 2.1 (the “Put Option”). The amount payable by Bacterin to ROS in respect of the Put Option shall be the Purchase Price. If ROS elects to exercise its Put Option, it shall so notify Bacterin in writing (the “Put Notice”), which Put Notice shall set forth a calculation of the Purchase Price in reasonable detail. Bacterin shall, on the fifth Business Day following its receipt of such Put Notice, pay the Purchase Price to ROS; provided, that, solely for purposes of this Section 5.2, the calculation of the Purchase Price shall assume that all outstanding principal on the Loans, together with all accrued and unpaid interest and fees thereon or in respect thereof, in each case if any, shall have been paid on or before the payment of such Purchase Price. The payment of the Purchase Price pursuant to this Section 5.2 shall be made by wire transfer of immediately available funds to an account designated by ROS.

Section 5.3           Other Rights and Remedies.

(a)          ROS shall have the right to enforce the provisions of this Royalty Agreement or any other Loan Document by legal proceedings for the specific performance of any covenant or agreement contained herein or for the enforcement of any other appropriate legal or equitable remedy, and ROS may recover its costs and expenses caused by any breach by Bacterin of the provisions of this Royalty Agreement or as a result of, or in connection with, the occurrence of any Royalty Event of Default, including court costs, attorneys’ fees and other costs and expenses incurred in the enforcement of the obligations of Bacterin, or any rights of ROS, under this Royalty Agreement.

(b)          ROS shall have the right to exercise all rights and remedies under this Royalty Agreement or any other Loan Document and all other rights and remedies which ROS may have under applicable Law or otherwise.

Article VI.
TERM

Section 6.1           Term. The term of this Royalty Agreement (the “Term”) shall commence on the Closing Date and shall expire on the first anniversary of the last day of the Royalty Term.

Section 6.2           Survival. The expiration of this Royalty Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration or termination, and the provisions of Sections 6.2, 8.4, 8.5, 8.9, 8.10, 8.11 and 8.12 shall survive the expiration of this Royalty Agreement.

Article VII.
CONFIDENTIALITY

Section 7.1           Confidential Information. Subject to the provisions of Section 7.2, at all times during the Term, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Receiving Party in the performance of such Receiving Party’s obligations or in the exercise of such Receiving Party’s rights hereunder and who are subject to reasonable obligations of confidentiality (collectively, “Recipients”). Notwithstanding anything to the contrary set forth herein, ROS may disclose this Royalty Agreement and the terms and conditions hereof and any information related hereto, including the Royalty Reports, to (i) its Affiliates, (ii) potential and actual assignees of any of ROS’ rights hereunder (including the right to receive any Payments hereunder) and (iii) potential and actual investors in, or lenders to, ROS (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that each such recipient shall be subject to reasonable obligations of confidentiality; provided, further, that, other than during the continuance of an Event of Default, ROS shall not disclose Bacterin’s Confidential Information, other than this Royalty Agreement, the terms and conditions hereof and the Royalty Reports (and, in the case of its Affiliates, any other information related hereto), to such Persons without the prior written consent of Bacterin, such consent not to be unreasonably withheld or delayed.

Section 7.2           Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Royalty Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)          that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Royalty Agreement);

(b)          that is received from a Third Party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such Third Party and the Disclosing Party;

(c)          that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;

(d)          that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure;

(e)          that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party; or

(f)          that is, in the opinion of counsel to the Receiving Party, required to be disclosed pursuant to Law or Judgment binding upon the Receiving Party or pursuant to the requirement or request of any Governmental Entitiy.

Section 7.3           Remedies. Each Party agrees that the unauthorized disclosure of any information by the Receiving Party in violation of this Royalty Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 7, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable Law.

Section 7.4           Press Releases. No Party shall, and each Party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Royalty Agreement or the subject matter hereof without the prior consent of the other Party hereto (which consent shall not be unnecessarily withheld or delayed), except as may be required by applicable Law (in which case the Party required to make the release or statement shall allow the other Party reasonable time to comment on such release or statement in advance of such issuance).

Article VIII.
MISCELLANEOUS PROVISIONS

Section 8.1           Loan Document. This Royalty Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof (including Section 10.4 thereof), which are incorporated herein by reference and deemed to apply to Bacterin, ROS and this Royalty Agreement, as applicable, throughout the Term (whether or not, and without regard to, any earlier termination of the Credit Agreement).

Section 8.2           Binding on Successors, Transferees and Assigns; Assignment. This Royalty Agreement shall remain in full force and effect until the Term has concluded and shall be binding upon the Parties hereto and their respective successors, transferees and assigns; provided that Bacterin may not assign or transfer any of its rights or obligations hereunder without the prior written consent of ROS.

Section 8.3           Amendments, etc. No amendment to or waiver of any provision of this Royalty Agreement, nor consent to any departure by Bacterin from its obligations under this Royalty Agreement, shall in any event be effective unless the same shall be in writing and signed by ROS, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.4           Notices. All notices and other communications provided for hereunder shall be given or made as set forth in Section 10.2 of the Credit Agreement.

Section 8.5           No Waiver; Remedies. No failure on the part of ROS to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

Section 8.6           Section Captions. Section captions used in this Royalty Agreement are for convenience of reference only and shall not affect the construction of this Royalty Agreement.

Section 8.7           Severability. Any provision of this Royalty Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Royalty Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.8           Governing Law, Entire Agreement, etc. THIS ROYALTY AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ROYALTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). This Royalty Agreement, along with the other Loan Documents, constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect hereto.

Section 8.9           Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS ROYALTY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR ANY GUARANTOR IN CONNECTION HEREWITH, SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE OPTION OF ROS, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BACTERIN IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2 OF THE CREDIT AGREEMENT. BACTERIN HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT BACTERIN HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, BACTERIN HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS ROYALTY AGREEMENT.

Section 8.10         Counterparts. This Royalty Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Royalty Agreement shall become effective when counterparts hereof executed on behalf of Bacterin and ROS shall have been received by ROS. Delivery of an executed counterpart of a signature page to this Royalty Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Royalty Agreement.

Section 8.11         Waiver of Jury Trial. BACTERIN AND ROS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS ROYALTY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF BACTERIN OR ROS IN CONNECTION HEREWITH. BACTERIN ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ROS TO ENTER INTO THIS ROYALTY AGREEMENT, THE CREDIT AGREEMENT AND EACH OTHER LOAN DOCUMENT.

Section 8.12         Relationship of the Parties. The status of a Party under this Royalty Agreement shall be that of an independent contractor. Nothing contained in this Royalty Agreement shall be construed as creating a partnership, joint venture or agency relationship between Bacterin or any of its Affiliates, on the one hand, and ROS or any of its Affiliates, on the other hand. Except to the limited extent expressly provided in this Royalty Agreement, no Party hereto shall have the authority to bind, obligate or represent any other Party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement on the day and year first above written.

BACTERIN INTERNATIONAL, INC.

By:	/s/ John P. Gandolfo
Name:	John P. Gandolfo
Title:	Chief Financial Officer

ROS ACQUISITION OFFSHORE LP
By ROS Acquisition Offshore GP Ltd.,
its General Partner
By OrbiMed Advisors LLC,
its investment manager

By:	/s/ Samuel D. Isaly
Name:	Samuel D. Isaly
Title:	Managing Member

Signature Page to Royalty Agreement